Mail Stop 6010


April 14, 2006


Richard E. Lundin, Chief Executive Officer
Da-Lite Screen Company, Inc.
3100 North Detroit Street
P. O Box 137
Warsaw, Indiana 46581


Via U S Mail and FAX [(574) 372-1390]


	Re:	Da-Lite Screen Company, Inc
		Form 10-K for the fiscal year ended December 30, 2005
		Forms 10-Q for fiscal 2005
		File No. 333-116673

Dear Mr. Lundin:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Martin F. James
								Senior Assistant Chief
Accountant